Exhibit 99.1

FOR IMMEDIATE RELEASE

For additional information contact:

Dawn Landry
Vice President and General Counsel
+1-561-981-2106
legal@daleen.com

Daleen Announces Modified Terms of
Quadrangle Investment and Protek Acquisition

     BOCA RATON, Fla. — September 27, 2004 — Daleen Technologies, Inc. (OTCBB: DALN.OB) (the “Company” or “Daleen”), a global provider of licensed and outsourced billing and customer management, operational support systems (OSS) and revenue assurance solutions for traditional and next generation service providers, today announced that it has entered into a transaction restructuring agreement with respect to the previously announced investment by affiliates of Quadrangle Capital Partners (“Quadrangle”) and affiliates of Behrman Capital (“Behrman”) into Daleen Holdings, Inc., and the acquisition by Daleen Holdings of Daleen and Protek Telecommunications Solutions Limited.

Special Meeting of Stockholders

     The special meeting of the Company’s stockholders, previously scheduled for September 28, 2004, will be convened and adjourned without a vote on the transactions outlined in the August 31, 2004 proxy statement, and amended by the September 14, 2004 proxy supplement. No official business will be conducted at this meeting. The purpose of the planned adjournment is to allow stockholders sufficient time to review a forthcoming proxy supplement containing additional information regarding the pending merger. The Company anticipates mailing the proxy supplement to its stockholders beginning September 28, 2004 and will file such proxy supplement with the Securities and Exchange Commission (the “SEC”) on or before that date, following which it will be available free of charge via a link from the Company’s website or on the SEC’s website at www.sec.gov.

     The special meeting will be reconvened on October 15, 2004 at 9:00 a.m. EDT, at the Company’s corporate headquarters located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487. At the reconvened meeting, the Company expects to submit to a vote of its stockholders the proposals relating to the Company’s pending merger and any other matters that are properly presented at the meeting.

     Revised Transaction Terms Under the revised transaction terms, Quadrangle has agreed to an aggregate investment of $14 million in preferred stock of Daleen Holdings, with Behrman investing a revised aggregate of $6.8 million. All outstanding shares of Daleen common stock will continue to be converted into the right to receive $0.0384 per share in cash, or approximately $1.8 million. The holders of Daleen preferred stock will receive a revised aggregate of approximately $5 million in common stock of Daleen Holdings in consideration of their waiver of redemption rights, with no cash component.

     The terms of the Protek acquisition have been concurrently modified to provide the selling shareholders an aggregate purchase price of approximately $7.8 million, of which approximately $460,000 will be paid in cash to certain shareholders and the remainder will be paid in common stock of Daleen Holdings.

     As a demonstration of its commitment to Daleen Holdings and the certainty of a transaction closing, Quadrangle has agreed to join as co-lenders with Behrman in a secured bridge facility that has been provided to Daleen. Concurrent with the signing of the transaction restructuring agreement, Quadrangle has funded an additional draw of $7.5 million by Daleen under this facility, which will be available to fund the working capital needs of Daleen and Protek.

     The purpose of the transaction restructuring is to resolve potential disputes among the parties regarding whether a breach of certain representations and warranties made under the transaction documents had occurred or was reasonably likely to occur, which could have resulted in the termination of the Merger Agreement and related transaction documents; to amend the terms of the transactions to assure no immediate termination of the transactions; and to provide the parties with a significant level of comfort regarding the completion of the merger and related transactions.

     Completion of the investment and acquisition transactions continues to be subject to satisfaction of customary closing conditions as modified in the transaction restructuring agreement. Stockholders representing approximately 71% of the aggregate voting power of Daleen common and preferred stock have executed amended voting agreements with Quadrangle committing to approve the modified transaction terms.

About Daleen

Daleen Technologies, Inc. is a global provider of high performance billing and customer care, OSS revenue assurance software, with a comprehensive outsourcing solution for traditional and next generation service providers. Daleen’s solutions utilize advanced technologies to enable providers to reach peak operational efficiency while driving maximum revenue from products and services. Core products include its RevChain® billing and customer management software, Asuriti™ event management and revenue assurance software, and BillingCentral® ASP outsourcing services. More information is available at www.daleen.com.

Information with Respect to Forward-Looking Statements. Statements in this release may be considered “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These include statements regarding the intent, belief or current expectations of the Company and the assumptions on which these statements are based. Prospective investors are cautioned that any such forward- looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include business concentration; the Company’s ability to continue as a going concern; the Company’s ability to successfully implement its aggregation strategy; the Company’s inability to achieve profitability; customers’ and potential customers’ market position and lack of financial resources; the costs and success of the Company’s international expansion; the ability of the Company to develop and protect its intellectual property; the Company’s relationship with third party software vendors and service providers; competition; the Company’s ability to retain senior management and other key personnel; low price and volatility of the Company’s common stock and the impact of the delisting from The Nasdaq SmallCap Market; the on-going securities class action against the Company; and the rights and preferences of the series F convertible preferred stock. These factors and others are described in the Company’s most recent SEC filings including its most recently filed Form 10-K. The Company undertakes no obligation to update the forward-looking statements in this news release.

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©Daleen Technologies, Inc. All rights reserved. Daleen, the Daleen logo, RevChain, Asuriti, and BillingCentral are trademarks, or service marks, of Daleen Technologies, Inc. in the United States and other countries. All other trademarks and registered trademarks are property of their respective owners.